FORM 3

                   U.S. SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.   20549
                   STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                         Section 17(a) of the Public
     Utility Holding Company Act of 1935 or Section 30(f) of the Investment
                             Company Act of 1940

(Print  or  Type  Responses)

1.     Name  and  Address  of  Reporting  Person*
       GERALD  POCH
       500  NYALA  FARM  ROAD
       WESTPORT,      CT          06880
_______________________________________________________________________________
2.     Date  of  Event  Requiring  Statement
       3/26/99
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3.      IRS  or  Social  Security  Number  of  Reporting  Person  (Voluntary)
________________________________________________________________________________
4.      Issuer  Name  AND  Ticker  or  Trading  Symbol
        MESSAGEMEDIA,  INC.
        MESG
________________________________________________________________________________

5.      Relationship  of  Reporting Person(s) to Issuer (Check all applicable)
       (X)  DIRECTOR(1)                         (  )10%  OWNER
       ( )  OFFICER (GIVE TITLE BELOW)          (  ) OTHER (SPECIFY BELOW)
________________________________________________________________________________
6.      If  Amendment,  Date  of  Original
________________________________________________________________________________

7.      Individual  or  Joint/Group  Filing  (Check  Applicable  Line)
        (X)   Form  filed  by  One  Reporting  Person
        ( )   Form  filed  by  More  than  One  Reporting  Person
________________________________________________________________________________
  TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY
                                    OWNED
1.    Title  of  Security
      (Instr.  3)
________________________________________________________________________________
2.    Amount  of  Securities  Beneficially  Owned
________________________________________________________________________________
3.    Ownership  Form:(Direct  (D)  or  Indirect  (I)
________________________________________________________________________________
4.    Nature  of  Indirect  Beneficial  Ownership  (Instr.  5)
________________________________________________________________________________

             TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
1.    Title  of  Derivative  Security  (Instr.  4)
      OPTION  (2)
________________________________________________________________________________
2.    Date  Exercisable  and  Expiration  Date
      DATE  EXERCISABLE:  3/24/00  (3)
      DATE  EXPIRATION:    3/23/09
________________________________________________________________________________
3. Title and Amount of Securities Underlying Derivative Security (Instr. 4) COMMON STOCK, 100,000
________________________________________________________________________________
4.    Conversion  or  Exercise  Price  of  Derivative  Security
      $6.00/SHARE
________________________________________________________________________________
5.    Ownership  Form  of  Derivative  Security:  Direct  (D)  or Indirect (I)
      (D)
________________________________________________________________________________
6.    Nature  of  Indirect  Beneficial  Ownership  (Instr.  5)

________________________________________________________________________________
Explanation  of  Responses:
(1) The reporting person is a member of the board of directors of the issuer and is an employee of Pequot Capital Management, Inc., a registered investment adviser.
(2) The reporting person disclaims beneficial ownership of these securities, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for the purposes of Rule 16a-1(a)(1) or (a)(2) or for any other purposes.
(3) The option vests 25% at one, two, three and four year anniversary of the date of grant.

/s/  Gerald  A.  Poch                                               4/5/99
    **Signature  of  Reporting  Person                              Date

**          Intentional misstatements or omissions of facts constitute Federal
Criminal  Violations.
See  18  U.S.C.  1001  and  15.  U.S.C.  78ff(a).